SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 18)

                          CAPSTEAD MORTGAGE CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
           -----------------------------------------------------------
                         (Title of Class of Securities)

                                   14067E 40 7
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                Randal A. Nardone
                      Chief Operating Officer and Secretary
                      Fortress Registered Investment Trust
                         sole member of Fortress CAP LLC
                           1251 Avenue of the Americas
                            New York, New York 10020
                                 (212) 798-6100
        -----------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    Copy to:

                                J. Gregory Milmoe
                         Skadden, Arps, Slate, Meagher &
                                    Flom LLP
                                Four Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000

                                   May 27, 2003
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box |_|.

                                                           (Page 1 of 12 Pages)

CUSIP No. 14067E 40 7                13D                    Page 2 of 12 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Fortress CAP LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEM 2(d) or 2(e)                          |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
  NUMBER OF SHARES       7     SOLE VOTING POWER           - 0 -
BENEFICIALLY OWNED       ------------------------------------------------------
           BY EACH
  REPORTING PERSON       8     SHARED VOTING POWER         - 1,351,259 -
              WITH       ------------------------------------------------------

                         9     SOLE DISPOSITIVE POWER      - 0 -
                         ------------------------------------------------------

                         10    SHARED DISPOSITIVE POWER    - 1,351,259 -
                         ------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 1,351,259 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.6% (based on 14,014,044 shares of Common Stock outstanding as of
         May 7, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                    Page 3 of 12 Pages

-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Registered Investment Trust
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
         Not applicable                                       (b) |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) or 2(e)                         |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
      NUMBER OF       7  SOLE VOTING POWER           - 0 -
         SHARES          ------------------------------------------------------
   BENEFICIALLY       8  SHARED VOTING POWER         - 1,351,259 -
       OWNED BY
           EACH          ------------------------------------------------------
      REPORTING       9  SOLE DISPOSITIVE POWER      - 0 -
    PERSON WITH          ------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER    - 1,351,259 -
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 1,351,259 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                        |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.6% (based on 14,014,044 shares of Common Stock outstanding as of
         May 7, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                    Page 4 of 12 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Investment Fund LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  |_|
         Not applicable                                                (b)  |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) or 2(e)                 |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
      NUMBER OF           7       SOLE VOTING POWER            - 0 -
        SHARES
   BENEFICIALLY          ------------------------------------------------------
      OWNED BY            8       SHARED VOTING POWER          - 1,351,259 -
          EACH
      REPORTING          ------------------------------------------------------
    PERSON WITH           9       SOLE DISPOSITIVE POWER       - 0 -

                         ------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER      - 1,351,259 -

-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 1,351,259 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
              EXCLUDES CERTAIN SHARES                              |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.6% (based on 14,014,044 shares of Common Stock outstanding as of
         May 7, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                    Page 5 of 12 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Investment Group LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
         Not applicable                                       (b)  |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) or 2(e)                        |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
      NUMBER OF           7       SOLE VOTING POWER            - 0 -
         SHARES
   BENEFICIALLY          ------------------------------------------------------
       OWNED BY           8       SHARED VOTING POWER          - 1,351,259 -
           EACH
       REPORTING         ------------------------------------------------------
    PERSON WITH           9       SOLE DISPOSITIVE POWER       - 0 -

                         ------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER      - 1,351,259 -
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 1,351,259 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                      |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.6% (based on 14,014,044 shares of Common Stock outstanding as of
         May 7, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

CUSIP No. 14067E 40 7                13D                    Page 6 of 12 Pages
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         Fortress Principal Investment Holdings LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  |_|
         Not applicable                                       (b)  |_|
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        SOURCE OF FUNDS
         Not applicable
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) or 2(e)                        |_|
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
      NUMBER OF           7       SOLE VOTING POWER           - 0 -
        SHARES
   BENEFICIALLY          ------------------------------------------------------
       OWNED BY           8       SHARED VOTING POWER         - 1,351,259 -
           EACH
      REPORTING          ------------------------------------------------------
    PERSON WITH           9       SOLE DISPOSITIVE POWER      - 0 -

                         ------------------------------------------------------
                         10      SHARED DISPOSITIVE POWER     - 1,351,259 -
-------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         - 1,351,259 -
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         |_|
-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.6% (based on 14,014,044 shares of Common Stock outstanding as of
         May 7, 2003)
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         CO
-------------------------------------------------------------------------------

         This Amendment No. 18 (this "Amendment") to the Statement on Schedule 13D dated January 21, 2000, as amended by Amendment No. 1 thereto dated February 22, 2000, Amendment No. 2 thereto dated July 12, 2000, Amendment No. 3 thereto dated September 8, 2000, Amendment No. 4 thereto dated October 31, 2000, Amendment No. 5 thereto dated January 9, 2001, Amendment No. 6 thereto dated December 3, 2001, Amendment No. 7 thereto dated March 4, 2003, Amendment No. 8 thereto dated March 20, 2003, Amendment No. 9 thereto dated March 24, 2003, Amendment No. 10 thereto dated March 25, 2003, Amendment No. 11 thereto dated March 26, 2003, Amendment No. 12 thereto dated March 27, 2003, Amendment No. 13 thereto dated May 8, 2003, Amendment No. 14 thereto dated May 14, 2003, Amendment No. 15 thereto dated May 21, 2003, Amendment No. 16 thereto dated May 22, 2003 and Amendment No. 17 thereto dated May 27, 2003 (as so amended, the "Schedule 13D") filed by Fortress CAP LLC, a Delaware limited liability company ("Fortress CAP"), Fortress Registered Investment Trust, a Delaware business trust ("Fortress Trust"), Fortress Investment Fund LLC, a Delaware limited liability company ("Fortress Fund"), Fortress Investment Group LLC, a Delaware limited liability company ("Fortress Group"), and Fortress Principal Investment Holdings LLC, a Delaware limited liability company ("FPIH"), relates to the common stock, par value $0.01 per share (the "Common Stock"), of Capstead Mortgage Corporation, a Maryland corporation ("Capstead"). This Amendment is filed jointly by Fortress CAP, Fortress Trust, Fortress Fund, Fortress Group and FPIH (collectively, the "Reporting Persons"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.

Item 5.

         Item 5 of the Schedule 13D is hereby amended and supplemented to add the following:

                  On May 27, 2003, in a privately negotiated block transaction, Fortress CAP sold 164,800 shares of Common Stock at $10.8429 per share, yielding aggregate net proceeds of $1,786,909.92. After this sale, Fortress CAP was the direct beneficial owner of 1,351,259 shares of Common Stock, which represents approximately
         9.6% of the outstanding Common Stock.

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      May 28, 2003


                                      FORTRESS CAP LLC


                                      By: /s/ Randal A. Nardone
                                          ---------------------------------
                                      Randal A. Nardone, as
                                      Chief Operating Officer and Secretary of
                                      Fortress Registered Investment Trust,
                                      sole member of Fortress CAP LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 28, 2003


                                    FORTRESS REGISTERED
                                    INVESTMENT TRUST


                                    By: /s/ Randal A. Nardone
                                        -----------------------------------
                                    Randal A. Nardone, as
                                    Chief Operating Officer and Secretary of
                                    Fortress Registered Investment Trust

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 28, 2003


                                    FORTRESS INVESTMENT FUND LLC


                                    By: /s/ Randal A. Nardone
                                    -------------------------------------
                                    Randal A. Nardone, as
                                    Chief Operating Officer and Secretary of
                                    Fortress Fund MM LLC,
                                    managing member of
                                    Fortress Investment Fund LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 28, 2003


                                    FORTRESS INVESTMENT GROUP LLC


                                    By: /s/ Randal A. Nardone
                                    ---------------------------------
                                    Randal A. Nardone, as
                                    Chief Operating Officer and Secretary of
                                    Fortress Investment Group LLC

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    May 28, 2003


                                    FORTRESS PRINCIPAL
                                    INVESTMENT HOLDINGS  LLC


                                    By: /s/ Randal A. Nardone
                                    -------------------------------
                                    Randal A. Nardone, as
                                    Secretary